Exhibit 99.1

BLOCKBUSTER REPORTS SECOND QUARTER RESULTS

LED BY STRONG GROWTH IN GROSS PROFIT AND EARNINGS

Second Quarter Highlights:

•	Total Revenues Increased 9.5%

•	Gross Profit Up 11.9%

•	Operating Income Increased 46.3%

•	Net Income Up 46.8% and Diluted Earnings Per Share Up 47.8%

•	Net Cash Flow Provided by Operating Activities Increased 21.2%

•	Free Cash Flow Increased 80.7%

DALLAS, July 23, 2003 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the second quarter ended June 30, 2003. Net income increased 46.8% to $61.2 million, or $0.34 per diluted share, for the second quarter of 2003 over net income of $41.7 million, or $0.23 per diluted share, for the second quarter of 2002.

“Our focus on driving profitability led to strong growth in gross profit and an earnings increase of nearly 47% for the quarter. These results clearly demonstrate that we are successfully executing the business plan we announced earlier this year to improve operating margin while maximizing profitability and cash flow,” said John Antioco, Blockbuster Chairman and CEO. “We delivered on our previously stated guidance of low-single digit same-store revenues while exceeding guidance for all other key performance metrics, and we remain on track to deliver strong results for the full year.”

Operating Results

Total revenues for the second quarter of 2003 increased 9.5% to $1.39 billion, from $1.27 billion last year, driven by the net addition of 535 company-operated stores. Worldwide same-store revenues increased 1.0% for the second quarter of 2003. Total retail revenues increased 44.6% to $275.1 million for the second quarter of 2003 from $190.3 million for the same period last

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Blockbuster Second Quarter Earnings

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year, primarily due to growth in the store base and a 21.3% increase in same-store retail revenues as a result of strong growth in DVD retail. Total rental revenues increased 2.9% to $1.10 billion for the second quarter of 2003 from $1.06 billion for the second quarter of 2002 as a result of growth in the store base. Worldwide same-store rental revenues decreased 2.6% due to significantly lower advertising and rental product purchases, as well as an unfavorable quarter-over-quarter box office comparison for movie rental titles released in the second quarter of 2003.

For the second quarter of 2003, gross profit increased 11.9% to $843.2 million from $753.6 million in the same period last year, driven by store growth and continued expansion of rental margin. As a result of strong growth in rental margin, total gross margin for the second quarter of 2003 increased 130 basis points to 60.6% compared to 59.3% last year. Rental gross profit for the second quarter of 2003 increased 10.0% over the second quarter of 2002. Rental margin for the second quarter of 2003 increased 450 basis points to 69.9% from 65.4% for the same period last year as a result of continued growth in higher margin DVD rentals and lower overall rental product costs. Retail gross profit for the second quarter of 2003 increased 34.2% over the second quarter of 2002. Retail margin decreased to 20.2% for the second quarter of 2003 compared to 21.8% for the second quarter of 2002 due to continued strong growth in DVD sales, which increased as a percentage of merchandise sales from last year.

As a result of growth in the store base, operating expenses (selling, general and administrative, depreciation and amortization) increased to $737.9 million in the second quarter of 2003 from $681.6 million in the second quarter of 2002. As a percentage of revenues, operating expenses declined to 53.0% for the second quarter of 2003 from 53.6% for the same period last year. For the second quarter of 2003, advertising expenses declined to 2.2% of total revenues from 4.5% of total revenues for the same quarter last year. This decrease was partially offset by growth in operating expenses associated with an increase in the number of stores, as well as higher incentive compensation related to the Company’s year-to-date performance.

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Operating income increased 46.3% to $105.3 million in the second quarter of 2003 from $72.0 million in the second quarter of 2002, reflecting strong growth in gross profit and lower advertising costs.

Interest expense decreased 24.4% to $9.0 million in the second quarter of 2003 from $11.9 million in the second quarter of 2002, due to a reduction of more than $233.0 million in total debt since the end of the second quarter of last year and a lower effective interest rate.

Net income for the second quarter of 2003 increased 46.8% to $61.2 million, or $0.34 per diluted share, compared to net income of $41.7 million, or $0.23 per diluted share, for the second quarter of 2002.

Net cash flow provided by operating activities increased 21.2% to $394.0 million for the second quarter of 2003 from $325.1 million for the second quarter of 2002. The increase in net cash flow provided by operating activities was primarily related to the increase in net income and an increase in cash provided by the change in working capital, mainly due to the reduction of merchandise inventories in the second quarter of 2003 from the first quarter of 2003 as compared to an increase in merchandise inventories between the same periods last year.

Free cash flow (Net cash flow provided by operating activities less rental library purchases and capital expenditures) increased 80.7% to $126.1 million for the second quarter of 2003 from $69.8 million for the same period last year due to the increase in net cash flow provided by operating activities discussed above, which was partially offset by an increase in capital expenditures.

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Six Month Operating Results

Total revenues for the first half of 2003 increased 12.1% to $2.91 billion from $2.60 billion for the first half of last year, primarily due to the net addition of 535 company-operated stores and a 3.3% increase in worldwide same-store revenues. Total retail revenues for the first six months of 2003 increased 49.5% to $574.0 million from $384.0 million for the same period last year, as a result of a 25.5% increase in same-store retail revenues which was due to strong growth in DVD retail and growth in the store base. Total rental revenues for the first half of 2003 increased 5.3% to $2.29 billion from $2.17 billion for the same period last year as a result of growth in the store base. Worldwide same-store rental revenues for the first half of the year declined 0.7% as a result of significantly lower advertising and rental product purchases, as well as the unfavorable quarter-over-quarter box office comparison for movie rental titles released in the second quarter of 2003.

Gross profit increased 11.4% to $1.73 billion for the first half of 2003 from $1.55 billion in the same period last year as a result of growth in the store base and the expansion of rental margin. Gross margin for the first half of 2003 decreased slightly to 59.4% from 59.8% for the first half of 2002. Rental gross profit for the first half of 2003 increased 10.1% over the same period last year. Rental margin increased 310 basis points to 68.9% compared to 65.8% for the first half of 2002 as a result of continued growth in higher margin DVD rentals and lower overall rental product costs. Retail gross profit increased 30.1% for the first half of 2003 over the first half of 2002. Retail margin decreased to 18.6% for the first half of 2003 from 21.4% for the first half of 2002, due to continued strong growth in DVD sales, which increased as a percentage of merchandise sales from last year.

As a result of growth in the store base, operating expenses increased to $1.48 billion in the first half of 2003 from $1.36 billion in the first half of 2002. As a percentage of revenues, operating expenses for the first half of 2003 declined to 50.7% from 52.4% for the same period last year, primarily reflecting lower advertising expenses, which declined to 2.1% of total revenues from 4.4% of total revenues for the first half of 2002.

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Operating income increased 32.7% to $254.0 million in the first half of 2003 from $191.4 million in the first half of 2002, reflecting strong growth in gross profit and lower advertising expenses.

Interest expense decreased 19.6% to $19.7 million for the first half of 2003 from $24.5 million in the first half of last year, due to a reduction of more than $233.0 million in total debt since the end of the second quarter last year and a lower effective interest rate.

Net income for the first six months of 2003 was $141.7 million, or $0.79 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of FAS 143 “Accounting for Asset Retirement Obligations,” of $4.4 million, or $0.02 per diluted share. Net loss for the first six months of 2002 was $1.71 billion, or $9.43 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of FAS 142 “Goodwill and Other Intangible Assets,” of $1.82 billion, or $10.03 per diluted share.

The results comparisons for the first six months are impacted by the adoption of FAS 143 as of January 1, 2003 which requires that the Company provide for estimated long-lived asset retirement obligations that will be incurred upon future store closings. The initial adoption of FAS 143 required the Company to record a cumulative effect of change in accounting principle, net of tax, of $4.4 million in the first quarter of 2003. Additionally, the results comparisons are impacted by the application of the transition provisions of FAS 142 adopted as of January 1, 2002, requiring the Company to reduce its goodwill balance by $1.82 billion, which is reflected as a cumulative effect of change in accounting principle, net of tax, in 2002. Neither cumulative effect of change in accounting principle affects operating income or cash flow.

Income before cumulative effect of change in accounting principle increased 35.7% to $146.1 million, or $0.81 per diluted share, for the first six months of 2003 from $107.7 million, or $0.59 per diluted share for the first six months of 2002.

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Net cash flow provided by operating activities increased 6.0% to $579.3 million for the second quarter of 2003 from $546.7 million for the second quarter of 2002. The increase in net cash flow provided by operating activities was primarily related to the increase in income before cumulative effect of change in accounting principle. This increase was partially offset by a decrease in cash provided by the change in working capital, which was primarily due to the increase in cash used to pay down accounts payable in the first six months of 2003 compared with the first half of 2002, which was primarily due to the timing of payments.

Free cash flow (Net cash flow provided by operating activities less rental library purchases and capital expenditures) totaled $88.3 million for the first six months of 2003, compared with $81.0 million for the same period last year. The increase was primarily due to the increase in net cash flow provided by operating activities, which was partially offset by an increase in capital expenditures.

Third Quarter and Full Year 2003 Business Outlook

The following are the Company’s current expectations for the third quarter and full year 2003 results of operations:

•	The Company expects the percentage increase in gross profit dollars to be in the high-single digit range for the third quarter of 2003 and the full year 2003 over the respective periods of 2002, driven primarily by growth in rental and retail profitability. The Company expects worldwide same-store revenues to be approximately flat for the third quarter and the percentage increase for the full year 2003 to be in the low-single digit range.

•	The percentage increase in total revenues for the full year 2003 is expected to be in the high-single digit range over 2002, driven by growth in worldwide same-store revenues and growth in the store base.

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•	For 2003, the Company expects selling, general and administrative expenses as a percentage of revenues to decline by at least 100 basis points from last year, driven primarily by reduced advertising expenses as well as other cost savings.

•	The Company believes that it will achieve full-year 2003 diluted EPS growth of at least 35% over 2002 diluted EPS of $1.04.

•	For the full year 2003, the Company expects to add approximately 300 to 400 company-operated stores.

•	Capital expenditures for the full year 2003 are expected to be approximately $150 million to $175 million, as compared with the $140.6 million recorded in 2002.

About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and is the world’s leading renter of videos, DVDs, and video games with approximately 8,700 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.

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This news release contains forward-looking statements relating to Blockbuster’s operations, including, without limitation, statements relating to Blockbuster’s expected results of operations for 2003 and the factors expected to drive those expectations. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: consumer demand for Blockbuster product and service offerings and the related impact of competitor pricing and product and service offerings; Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing initiatives, including its advertising expenditures; vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product, and content providers on acceptable commercial terms; the effect of game platform cycles; and other factors, as set forth under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

# # #

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenues:
Rental revenues	$1,064.7	$1,095.1	$2,174.8	$2,290.6
Merchandise sales	190.3	275.1	384.0	574.0
Other revenues	16.0	22.0	38.2	45.4

	1,271.0	1,392.2	2,597.0	2,910.0

Cost of sales:
Cost of rental revenues	368.6	329.6	742.9	713.4
Cost of merchandise sold	148.8	219.4	302.0	467.3

	517.4	549.0	1,044.9	1,180.7

Gross profit	753.6	843.2	1,552.1	1,729.3

Operating expenses:
Selling, general and administrative	624.7	676.3	1,247.9	1,352.0
Depreciation	56.4	61.4	111.9	122.8
Amortization of intangibles	0.5	0.2	0.9	0.5

	681.6	737.9	1,360.7	1,475.3

Operating income	72.0	105.3	191.4	254.0

Interest expense	(11.9)	(9.0)	(24.5)	(19.7)
Interest income	1.2	0.8	2.3	1.6
Other items, net	2.7	3.5	1.0	3.1

Income before income taxes	64.0	100.6	170.2	239.0
Provision for income taxes	(22.2)	(39.4)	(62.6)	(92.2)
Equity in income (loss) of affiliated companies, net of tax	(0.1)	—	0.1	(0.7)

Income before cumulative effect of change in accounting principle	41.7	61.2	107.7	146.1
Cumulative effect of change in accounting principle, net of tax	—	—	(1,817.0)	(4.4)

Net income (loss)	$41.7	$61.2	$(1,709.3)	$141.7

Income per share before cumulative effect of change in accounting principle:
Basic	$0.23	$0.34	$0.61	$0.81
Diluted	$0.23	$0.34	$0.59	$0.81
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$(10.21)	$(0.02)
Diluted	$—	$—	$(10.03)	$(0.02)
Net income (loss) per share:
Basic	$0.23	$0.34	$(9.61)	$0.79
Diluted	$0.23	$0.34	$(9.43)	$0.79
Weighted average shares outstanding:
Basic	178.6	179.8	177.9	179.7
Diluted	182.2	180.6	181.2	180.4

Cash dividends per common share	$0.02	$0.02	$0.04	$0.04

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2002		2003		2002		2003
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$549.1	51.6%	$370.6	33.8%	$1,168.2	53.7%	$808.8	35.3%
DVD rental	394.6	37.1%	611.4	55.8%	739.0	34.0%	1,241.7	54.2%

Total movie rental	943.7	88.6%	982.0	89.7%	1,907.2	87.7%	2,050.5	89.5%
Game rental	121.0	11.4%	113.1	10.3%	267.6	12.3%	240.1	10.5%

Total rental	$1,064.7	100.0%	$1,095.1	100.0%	$2,174.8	100.0%	$2,290.6	100.0%

Merchandise sales:
VHS sales	$26.0	13.7%	$16.0	5.8%	$57.2	14.9%	$36.3	6.3%
DVD sales	62.4	32.8%	107.3	39.0%	130.8	34.1%	226.5	39.5%

Total movie sales	88.4	46.5%	123.3	44.8%	188.0	49.0%	262.8	45.8%
Game sales	17.4	9.1%	58.5	21.3%	27.1	7.1%	120.9	21.1%
General merchandise sales	84.5	44.4%	93.3	33.9%	168.9	44.0%	190.3	33.2%

Total merchandise sales	$190.3	100.0%	$275.1	100.0%	$384.0	100.0%	$574.0	100.0%

Note: Some percentages above do not total due to rounding.

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Same-store Revenues Data:
Worldwide same-store revenues increase	3.9%	1.0%	2.0%	3.3%
Domestic same-store revenues increase	3.6%	0.9%	1.0%	4.0%
International same-store revenues increase	5.1%	1.6%	6.7%	0.4%

Cash Flow Data:
Net cash flow provided by operating activities	$325.1	$394.0	$546.7	$579.3
Net cash flow used in investing activities	$(266.6)	$(266.4)	$(475.3)	$(487.8)
Net cash flow used in financing activities	$(51.2)	$(135.5)	$(41.7)	$(119.1)

Capital Expenditures	$18.3	$32.1	$32.2	$55.8

Selected Balance Sheet Data:

	June 30, 2002	December 31, 2002	June 30, 2003

Cash and cash equivalents	$230.5	$152.5	$129.3
Merchandise inventories	$311.7	$452.1	$359.9
Rental library	$332.6	$423.1	$371.1
Accounts payable	$522.2	$757.0	$469.4
Total debt (including capital lease obligations)	$667.2	$541.5	$433.9

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Six Months Ended June 30,
	2002	2003
Domestic Company-Operated Stores:
Beginning	4,393	4,518
Net additions	45	57

Ending	4,438	4,575

International Company-Operated Stores:
Beginning	2,019	2,389
Net additions	37	65

Ending	2,056	2,454

Franchised and/or Joint Venture Stores:
Beginning	1,569	1,638
Net additions	75	31

Ending	1,644	1,669

Total Stores Worldwide:
Beginning	7,981	8,545
Net additions	157	153

Ending	8,138	8,698

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Net cash flow provided by operating activities	$325.1	$394.0	$546.7	$579.3

Less: Rental library purchases	(237.0)	(235.8)	(433.5)	(435.2)
Less: Capital expenditures	(18.3)	(32.1)	(32.2)	(55.8)

Free cash flow	$69.8	$126.1	$81.0	$88.3

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Net income (loss)	$41.7	$61.2	$(1,709.3)	$141.7

Plus: Depreciation and amortization	56.9	61.6	112.8	123.3
Less: Capital expenditures	(18.3)	(32.1)	(32.2)	(55.8)
Less: Rental library purchases, net of rental amortization	(6.0)	(0.4)	27.6	77.4
Less: Changes in working capital	(3.5)	41.8	(139.0)	(206.0)
Plus: Cumulative effect of change in accounting principle	—	—	1,817.0	4.4
Less: Changes in deferred taxes and other	(1.0)	(6.0)	4.1	3.3

Free cash flow	$69.8	$126.1	$81.0	$88.3